Exhibit 99.1

TEJON RANCH CO. REPORTS

FIRST QUARTER RESULTS OF OPERATIONS – 2009

TEJON RANCH, California – (BUSINESS WIRE) – May 5, 2009 – Tejon Ranch Co. (NYSE:TRC) today announced a net loss from operations for the first quarter of 2009. For the first quarter of 2009, the Company had a net loss of $1,339,000, or $0.08 per common share, compared to a net loss of $1,069,000, or $0.06 per common share during the first quarter of 2008. Revenue from operations for the first quarter of 2009 was $3,891,000 compared to $5,244,000 of revenue during the first quarter of 2008.

Results of Operations for the Quarter Ended March 31, 2009:

The decline in revenue during the first quarter of 2009 is due to decreased farming and commercial/industrial revenue. Commercial/industrial revenue decreased $467,000, primarily due to a decline in oil royalties and lower oil lease exploration payments. Oil royalties fell due to the decline in per barrel prices for oil. That decline more than offset the higher production volumes seen this year when compared to the first quarter of 2008. Farming revenue in the first quarter was $886,000 lower than the same period of 2008 due to a sharp decline in almond revenue. When compared to the first quarter of 2008, almond revenue declined $783,000 due to the timing of sales as potential buyers delayed purchases while waiting for the 2009 California almond crop estimate of current year production.

The increase in net loss for the first quarter of 2009, when compared to the same period of 2008, is attributable to the revenue decreases described above, and a decrease in equity in earnings of unconsolidated joint ventures of $230,000, due to changes in occupancy at the building held by our Five West Parcel LLC joint venture. Lower operating expenses within farming, commercial/industrial real estate, and in our corporate operations helped to offset some of the declines in revenue. Within these operating segments, cost of sales, compensation costs, and fuel costs declined.

2009 Outlook:

During the remainder of 2009 the Company anticipates continued investment in infrastructure at the Tejon Industrial Complex, investments in our joint ventures, and possible water purchases. Our strong financial position will allow us to continue to pursue these investments as well as our long-term strategies of land entitlement, development, and conservation. On March 31, 2009, we had cash and securities totaling approximately $48,000,000 and $22,200,000 of availability on lines of credit to meet any short-term funding or working capital needs.

The Company expects 2009 to be a more difficult year than 2008 as the economic recession continues. The recession impacts demand for commercial/industrial products, lowers oil prices, and potentially impacts prices received for our crop products. The Company continues to expect that the variability of its quarterly and annual operating results will continue during 2009. Prices received by the Company for many of its products are dependent upon the prevailing market conditions and commodity prices. Many of the Company’s projects, especially in real estate, require a lengthy process to complete the entitlement and development phases before revenue can begin to be recognized. The timing of projects and sales of both real estate inventory and non-strategic assets can vary from year-to-year; therefore it is difficult for the Company to accurately predict quarterly and annual revenues and results of operations. Since our residential housing projects, Centennial and Tejon Mountain Village, are in the entitlement phase of development, we do not have inventory for sale in the market, and therefore, our business plans to date have not been affected by the recession in the housing and real estate industry. However, we cannot project the condition of the housing market or the stability of the mortgage industry at the time these residential projects move into their development and marketing phases.

Tejon Ranch Co. is a diversified real estate development and agribusiness company, whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield.

More information about Tejon Ranch Co. can be found online at http://www.tejonranch.com.

Forward Looking Statements:

The statements contained herein, which are not historical facts, are forward-looking statements based on economic forecasts, strategic plans and other factors, which by their nature involve risk and uncertainties. In particular, among the factors that could cause actual results to differ materially are the following: business conditions and the general economy, future commodity prices and yields, market forces, the ability to obtain various governmental entitlements and permits, interest rates and other risks inherent in real estate and agriculture businesses. For further information on factors that could affect the Company, the reader should refer to the Company’s filings with the Securities and Exchange Commission.

TEJON RANCH CO.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FIRST QUARTER ENDED MARCH 31

(In thousands, except earnings per share)

(Unaudited)

	2009	2008
Revenues
Real estate - commercial/industrial	$3,750	$4,217
Farming	141	1,027

Revenue from operations	3,891	5,244

Operating income (loss)
Real estate - commercial/industrial	617	931
Real estate - resort/residential	(969)	(904)
Farming	(466)	(71)

Loss from operating segments	(818)	(44)

Interest income	574	542
Other income (expense)	10	(17)
Corporate expense	(2,045)	(2,431)

Operating loss from operations before equity in earnings of unconsolidated joint ventures	(2,279)	(1,950)
Equity in earnings (losses) of unconsolidated joint ventures	(37)	193

Operating loss before income tax benefit	(2,316)	(1,757)
Income tax benefit	(977)	(688)

Net loss	$(1,339)	$(1,069)

Net loss per share, basic	$(0.08)	$(0.06)

Net loss per share, diluted	$(0.08)	$(0.06)

Weighted average number of shares outstanding:
Common stock	17,002,539	16,907,628
Common stock equivalents	439,253	718,210

Diluted shares outstanding	17,441,792	17,625,838

For the three months ended March 31, 2009 and 2008, diluted net loss per share is based on the weighted average number of shares of common stock outstanding, because the impact of common stock equivalents is antidilutive.